Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Aayush Phumbhra (the “Employee”) and Chegg, Inc., a Delaware corporation (the “Company”) effective as of this 8th day of December 2008.

RECITAL

The Employee is currently employed by the Company as its Vice President, Operations.

The Company and the Employee wish to enter into this Agreement to formalize the terms and conditions of the Employee’s employment by the Company.

As a condition to this Agreement, and in particular as a condition to offering the severance package described in Section 12.3.2 of this Agreement, the Company requires that the Employee execute a full release of all claims he has or may have against the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and the Employee agree as follows:

1.	Employment.

The Company shall employ the Employee, and the Employee shall serve the Company as its Vice President, Operations.

2.	Duties and Responsibilities.

The Employee’s primary duties and responsibilities will be those generally associated with the position of Vice President, Operations. The Employee shall perform such other duties as he may be assigned from time to time by the Chief Executive (Officer of the Company or the Board of Directors.

3.	Devotion of Time to the Business.

The Employee shall devote such of the Employee’s professional time to the Employee’s employment as may be required to perform services hereunder and shall expend his best efforts on behalf of the Company. The Employee agrees to abide by all reasonable policies, rules, regulations, and decisions adopted by the Company.

4.	Conflicts of Interest.

In order to avoid conflicts of interest and inadvertent disclosure or improper use of Confidential information and to ensure that the Employee devotes his professional energies to his employment, while employed by the Company the Employee will not accept or engage in any professional employment, consulting or other relationship with any business without first giving written notice to, and receiving written approval from, the Board of Directors or the Chief Executive Officer of the Company.

5.	No Breach of Other Obligations.

The Employee represents that his performance under this Agreement will not breach any non- compete, invention assignment, proprietary or confidential information or other agreement with any former employer or other party or create any conflict of interest with anyone and that he has returned all property and confidential information belonging to all prior employers. The Employee agrees that he will not disclose to the Company, or use for the Company’s benefit, any confidential information or material in violation of the rights of former employers or any third parties.

6.	Base Salary.

The Employee is to receive two hundred ten thousand dollars ($210,000) annually as a Base Salary to be paid to the Employee through the Company’s normal payroll, The Base Salary will be increased in accordance with any across the board salary increase for other executives in the Company.

7.	Bonuses.

Beginning January 1, 2009 the Employee will be eligible to earn a yearly performance bonus of up to thirty percent (30%) of the Employee’s base salary. For each calendar year, the performance metrics against which the bonus will be measured will be set by the Board, in consultation with the Employee, on or before January 31st. Bonuses can be paid quarterly, semi-annually or annually, depending on the performance metrics. Each year’s bonus must be paid in full on or before March 15th of the year following the year in which the bonus is earned.

8.	Benefit and Insurance Programs.

The Employee will be entitled to participate in all Company sponsored benefit and insurance programs to the extent that such benefits are offered generally to the Company’s employees in similar positions, with similar seniority.

9.	Expenses.

The Company shall reimburse the Employee, in accordance with the Company’s policy, for all reasonable expenses incurred by the Employee in connection with the performance of the Employee’s duties, upon presentation of appropriate vouchers covering such expenses. Such reimbursement shall be made in accordance with Company policy and in any event within 30 days after presentation of appropriate written documentation covering such expenses.

10.	Paid Time Off

Employee will be entitled to paid time off (vacation, sick time, paid holidays, etc.) to the extent that such benefits are offered generally to the Company’s employees in similar positions, with similar seniority. Employee will be able to accrue unused time off to the extent of the limits of Company policy.

11.	Confidentiality Intellectual Property Agreement.

On or before the effective date of this Agreement, the Employee executed a Confidentiality and Intellectual Property Agreement (the “CIPA”), a true and correct copy of which is attached hereto as Exhibit A.

12.	Termination.

12.1.	At will Employment.

The Employee’s employment is “at-will.” This means that either the Employee or the Company may terminate the Employee’s employment under this Agreement at any time, with or without cause and with or without notice.

12.2.	Termination as a Result of Death or Disability; Resignation without Good Reason; or Termination for Cause.

If the Employee’s employment terminates during the Term of this Agreement as a result of the death or disability of the Employee1, the Employee resignation without Good Reason2 or termination by the Company for Cause3 then the Company shall have no further obligations to the Employee other than the payment, on the date of determination of base salary that was earned but remains unpaid though the last day of employment payment, on the date of determination of base salary that was earned but remains unpaid through the last day of employment.

[1]	Based on the nature of the Employee’s position, the Parties agree that, if the Employee is unable, with reasonable accommodation, to perform the essential functions of his position for 60 consecutive days, continuing his employment under this Agreement would result in undue hardship to the Company and the Company may properly terminate his employment. If Employee’s employment terminates as a result of his death, the Company will pay Employee’s estate the prorated portion of any incentive bonus that Employee would have earned during the incentive bonus period in which his employment terminates; such prorated bonus will be paid at the time that such incentive bonuses are paid to other Company employees.
[2]	“Good Reason” shall mean: (i) the Company unilaterally and materially changing the Employee’s title or duties from that described in paragraph 1 without the Employee’s consent, (ii) any failure by the Company to comply with the material terms of this Agreement, (iii) a material reduction (five percent (5%) or more) of the Employee’s Base Salary under section 6.1, except that neither a reduction proportionate to reductions imposed on all other members of the Company’s executive management as part of a cost reduction effort nor a reduction of the Employee’s base salary due to a change of duties as a result of disability will not be a Good Reason for termination or (iv) a change of more than 40 miles in the geographic location at which the Employee must regularly perform the Employee’s duties and responsibilities under the Agreement (currently 4655 Old Ironsides Road, Santa Clara, California). If the Employee intends to resign for one of the Good Reasons listed above, the Employee shall give notice of such intent to the Company within 60 days after the occurrence of the circumstances giving rise to the Good Reason, detailing such Good Reason with specificity. If the Company does not remedy the situation so as to eliminate the Good Reason within 30 days of receiving such notice, then such resignation by the Employee from the Company shall be deemed a “Resignation for Good Reason” effective as of the end of such 30 day period, and in such case the Employee shall, for such period of time as may be requested by the Company not to exceed sixty (60) days from the delivery of such notice, remain employed by the Company for the purpose of providing his full cooperation and assistance with the transition of the Employee’s duties and responsibilities.
[3]

For purposes of this Agreement, “Cause” shall, mean the Employee’s termination for any one or more of the following reasons: (i) Employee’s conviction of, or plea of “guilty” or “no contest” to, any crime involving fraud, dishonesty or moral turpitude; (ii) Employee’s commission of or participation in a fraud or act of dishonesty against the Company (or the surviving entity) that is materially detrimental to the Company or the surviving entity, (iii) Employee’s knowing and intentional material violation of any contract or agreement between Employee and the Company or the surviving entity or any statutory or fiduciary duty you owe to the Company or the surviving entity; (iv) Employee’s intentional conduct that constitutes gross insubordination or habitual neglect of your duties and that is materially detrimental to the Company; (v) Employee’s intentional breach of a Company policy (including policies prohibiting discrimination and harassment) that is materially detrimental to the Company; or (vi) Employee’s refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with Employee’s position and duties, and such refusal to comply is not remedied within thirty (30) days after written notice from the Board of Directors, which notice shall state that failure to remedy such conduct may result in termination for Cause; provided, however, that in order to terminate the Employee’s employment for Cause, if the act or failure to act which is the basis for such decision is susceptible of cure, the Board shall give the Employee notice that it intends to terminate the Employee’s employment for Cause, specifying the particular act or failure to act and giving the Employee thirty (30) days after such notice to cure such act or failure to act to the satisfaction of the Board. If the Board of Directors does not deliver to the Employee a notice to cure, which states with specificity the grounds constituting “cause” within the sixty (60) day period after the Board of Directors have actual knowledge that an event constituting Cause has occurred, such event will no longer constitute Cause.

12.3.	Termination without Cause or Resignation for Good Reason.

If the Employee’s employment is terminated without “Cause” or if the Employee resigns for Good Reason, then:

12.3.1.	The Company shall pay the Employee all base salary earned though the last day of employment, and the portion of any bonus that is earned but unpaid as of such date, such amounts shall be paid on the date of termination. In addition, the Company shall pay to Employee, at the time it regularly makes bonus payments, if any, to other executive officers with respect to the period in which Employee’s employment is terminated, a prorated portion of the Employee’s bonus for such period determined by multiplying (a) the percentage of time in such bonus period that the Employee worked by (b) the percentage of the total bonus that the Board subsequently determines was earned by executives for such period. By way of example, if the Employee were terminated after one month in a quarter, and the Board determined that executive bonus objectives merited payment of 2/3 of the maximum bonus payment in such quarter, the Employee would receive a bonus payment of 2/9ths of the maximum bonus for such period (1/3 x 2/3).

12.3.2.	Severance.

Subject to the Employee’s execution of the Release described in section 12.5.1:

12.3.2.1.	The Company shall continue to pay the Employee the Employee’s Base Salary as determined on his last day of employment for a period of nine (9) months (the “Severance Period”). The Employee has no obligation to search for alternative employment during this 9 month time frame. In addition, the Company shall vest all of the Employee’s shares of Common Stock outstanding as of the date of this Agreement under the terms of the two Founders’ Stock Purchase Agreements between the Employee and the Company.

12.3.2.2.

If the Employee elects to continue health insurance coverage under COBRA, then for nine (9) months or until the Employee becomes eligible for group health insurance under any other policy, whichever occurs first, the Company will reimburse the Employee monthly for the portion of his documented COBRA expenses equal to the amount that was paid by the Company for such coverage prior to the termination of employment. The Employee will not be reimbursed for the portion of the premium, if any, which had been paid by the Employee prior to the termination of employment or for any administrative fees or increases in premiums. The Employee is solely responsible for filing any necessary paperwork for COBRA coverage and payment of all premiums.

12.4.	Internal Revenue Code Section 409A(a)(1)(B)

12.4.1.	To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A. In this regard, each payment under this Agreement that is made in a series of scheduled installments (within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii), including without limitation, each salary continuation payment under section 12.3.3.1, shall be deemed a separate payment for purposes of Code section 409A.

12.4.2.	To the extent that any amounts or benefits payable under this Agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with the final Code section 409A regulations, this Agreement is intended to comply with the applicable requirements of Code section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

12.4.3.	In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Code section 409A to be made to the Employee within a designated period (e.g., within 30 days after the date of termination) and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and the Employee shall, have no right to designate the year in which the payment shall be made.

12.4.4.	Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Company is a public company on the Employee’s date of termination and the Employee is a “Specified Employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Company’s Compensation Committee) on such date, and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of the Employee’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code, constitutes nonqualified deferred compensation that will subject the Employee to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the date of termination or, if earlier, the date of the Employee’s death (the “Delayed Payment Date”). The Company and the Employee may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A. In the event that this section 12.4.3 requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date.

12.4.5.	The Employee’s date of termination for purposes of determining the date that any payment or benefit that is treated as nonqualified deferred compensation under Code section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether the Employee is a “Specified Employee” on the date of termination, shall be the date on which the Employee has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent IRS guidance under Code section 409A.

12.5.	Conditions to Payment of the Severance.

12.5.1.	Execution of Release as a Condition Precedent: As a condition precedent to receipt of the severance benefits described in Section 12.3.2, the Employee must execute and deliver to the Company a full general Release of all claims, known and unknown, in the form attached as Exhibit B. If the Employee does not execute and deliver the Release within 21 days of the date of termination, the Company shall have no further obligation to provide the Employee with any severance benefits.

12.5.2.	CIPA: If, during the Severance Period, the Employee knowingly breaches any term of the CIPA including without limitation the provision prohibiting solicitation of employees and consultants, then the severance benefits described under Section 12.3.2 shall immediately cease.

12.5.3.	Surviving Terms: If, during the Severance period, the Employee knowingly violates any of the terms of this Agreement, then the severance benefits described under Section 12.3.2 shall immediately cease.

12.5.4.	Continued Assistance: during the Severance Period, the Employee agrees to respond to reasonable requests for information and provide reasonable levels of assistance on issues related to Employee’s work with the Company for up to ten (10) hours per month; provided, that the Company will pay the Employee an amount equal to $200 per hour for such assistance. If the Employee refuses to provide such information and assistance at reasonable times and after reasonable notice, then the severance benefits described under Section 12.3.2 shall immediately cease.

12.6.	Miscellaneous.

The Employee and the Company acknowledge and agree that the Company may require an Employee to whom notice of termination is given to leave the Company premises immediately, and may bar the Employee from unescorted access to the Company premises, so as to enable the Company to secure Company and customer records and preserve Company and customer trade secrets and proprietary information.

Upon termination of the Employee’s employment for any reason, the Employee shall be deemed to have resigned voluntarily from all offices and other employment positions held with the Company, if the Employee was serving in any such capacities at the time of termination; provided, however, that this provision will not be interpreted to supersede or amend the Employee’s rights and obligations under Section 2 of that certain Amended and Restated Voting Agreement dated as of December    , 2008 among the Company, the Employee, and certain other stockholders and investors of the Company.

The Employee will cooperate with the Company in the winding up or transferring to other employees of any pending work or projects. The Employee will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment with the Company, such cooperation to be provided upon reasonable notice and subject to reimbursement of costs reasonably incurred by the Employee in connection with providing such assistance.

13.	Withholdings.

Payments and benefits provided under this Agreement may be taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.

14.	Binding on Heirs.

This Agreement shall be binding on the parties hereto and on each of their heirs, executors, administrators, successors, and assignees.

15.	Severability.

The invalidity or unenforceability of any provision(s) of this Agreement under particular facts and circumstances will not affect the validity or enforceability either of other provisions of this Agreement or, under other facts and circumstances, of such provision(s). In addition, such provision(s) will be reformed to be less restrictive if under such facts and circumstances they would then be valid and enforceable.

16.	Notices.

All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, by certified or registered mail with return receipt requested or by use of a private delivery service. Each such notice, request, demand, or other communication shall be effective upon delivery.

17.	Rights of the Company.

Nothing in this Agreement shall limit the right of the Officers, the Board of Directors and the shareholders of Company to manage the business affairs of the Company, including, without limitation, matters relating to personnel policies and procedures benefits and conditions of work, or give to the Employee any claim against Company with respect to any decision relating to the conduct of the business of Company, so long as that decision is not made in breach of any of the Company’s express or implied covenants or obligations under this Agreement.

18.	Sole and Only Agreement.

This Agreement contains a complete statement of all agreements between the parties with respect to its subject matter and except as expressly set forth herein supersedes all previous agreements, arrangements and understandings, written or oral, relating to its subject matter and cannot be changed or terminated except in writing, signed by the Employee and the Company.

19.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

20.	No Waiver of Rights.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of this Agreement. The waiver of a term or condition must be in writing executed by the party against whom the waiver is asserted.

21.	Assignment of Rights.

The Employee expressly acknowledges and agrees that Company’s rights under this Employment Agreement may be transferred to or assigned by Company to a successor employer.

22.	Consent to Arbitration.

Except as prohibited by law, each party to this Agreement agrees that, any claim, controversy or legal dispute between them or between the Employee and any officer, director, shareholder, agent or employee of the Company, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration, (a “Dispute”) arising out of the Employee’s employment or termination of such employment or this Agreement will be resolved through binding arbitration in San Francisco County, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., and pursuant to California law. This includes any claims the Employee may make relating to alleged discrimination or harassment during employment based on race, color, national origin, religion, disability, age, gender or sexual orientation, any claims relating to compensation (wages, bonuses, benefits, etc.) and any claims under federal state, or local laws or regulations relating to terms and conditions of employment. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT TO A JURY TRIAL. This arbitration provision is not intended to modify or limit the remedies available to either party, including the right to seek interim relief, such as injunction or attachment, through judicial process, which will not be deemed a waiver of the right to demand and obtain arbitration. Any Dispute that is not arbitrated, including any judicial action to enforce this arbitration provision will be litigated exclusively in federal or California courts located in Santa Clara County, California, and the parties hereby consent and submit to the jurisdiction and venue of such courts.

23.	Attorneys Fees.

In the event of any such arbitration or other legal proceeding, the prevailing party shall recover his or its reasonable attorneys’ fees, except expenses, and costs, excluding arbitration fees.

24.	Disclosure of Agreement.

The Employee hereby authorizes the Company to disclose this Agreement and his responsibilities hereunder to any person or entity, including, without limitation, future employers or clients.

Employee	Chegg, Inc.

/s/ Aayush Phumbhra	By
Aayush Phumbhra		Samuel Spadafora
Chairman of the Board

EXHIBIT A

EXHIBIT B

GENERAL RELEASE

GENERAL, RELEASE

I, the undersigned current or former employee of Chegg, Inc. (the “Company”), hereby agree that in consideration for the Severance referenced in the Employment Agreement between the Company and me dated December 8th, 2008, and provided that I do not rescind this General Release during the seven-day rescission period described below, to the fullest extent permitted by law, I hereby release, acquit and forever discharge the Company and its respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this General Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options (except for the Severance, which is provided as consideration for this General Release), or any other ownership interests in the Company, vacation pay, sick leave pay, personal time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act, 29 U.S.C. section 621 et seq.; the federal Americans with Disabilities Act of 1990; the federal Employee Retirement Income Security Act of 1974, as amended; state employment laws; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I understand that there are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. For example, claims for earned but unpaid wages and claims for indemnification under the California Labor Code cannot be waived or released, and claims for benefits under the Family and Medical Leave Act and claims related to Workers’ Compensation benefits may not be waived without the express approval of the agencies that oversee administration of those laws. The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee.

Further, this Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction. I understand that this Agreement is not intended to prevent me from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release. I acknowledge and agree that I have waived and released any claim I may have for damages based on any alleged discrimination, and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

In addition, this Release does not apply to any claims that I may have to be indemnified for acts or omissions as a director, officer or employee of the Company, whether arising under applicable law, the Company’s certificate of incorporation or bylaws (as each may be amended from time to time), or an agreement between me and the Company.

As a condition for the Severance, I agree to keep confidential the terms of this General Release and any negotiations or discussions leading thereto. I understand that am, permitted to disclose these terms to my accountant, attorney and spouse, if any, provided such recipient of the information agrees to be bound by the confidentiality requirement of this section, or if otherwise required by law.

I have been advised and understand that I have twenty-one (21) days from the date of receipt to decide whether or not to sign this General Release which period may be shortened and waived by me. This period is designed to allow me to consult with a financial advisor, accountant, attorney or anyone else whose advice I choose to seek. I acknowledge that the Company has specifically advised me to consult with an attorney of my choice before signing this General Release.

I have been advised and understand that after signing this document I have seven (7) days to revoke my agreement to the terms of this document. Any revocation should be in writing and delivered to the Board of Directors of the Company, by close of business at the end of the seventh business day after signing this document. This General Release will not become effective until the seven (7) day revocation period has passed.

I acknowledge and understand the statutory language of Section 1542 of the Civil Code of the State of California set forth below and, having been so apprised, agree nevertheless to waive any and all rights or benefits which I may now or in the future have under Section 1542 of the California Civil Code or any similar provision of Federal law. California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

By signing below, I acknowledge that I am entering into this General Release knowingly and voluntarily. In addition, I hereby acknowledge by my signature that I have carefully read and fully understand all the provisions of this General Release.

IN WITNESS WHEREOF, the undersigned has executed this General Release effective as of the date set forth below.

By	/s/ Aayush Phumbhra	Dated:	12-08-08
Aayush Phumbhra

2

AMENDMENT TO THE EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) amends the Employment Agreement by and between Aayush Phumbhra (the “Employee”) and Chegg, Inc. (the “Company”) dated as of December 8, 2008 (the “Agreement”).

The following is hereby added to the Agreement as Section 12.7:

As of the date of the execution of the Amendment by Employee, Employee is an employee of the Company and a member of the Company’s Board of Directors (the “Board”). Employee agrees to step down from the Board upon request of the Company’s then Chief Executive Officer (the “CEO”). At the time of his resignation from the Board, should the employee concurrently resign his employment with the Company, Employee’s employment with the Company will terminate and:

12.7.1 The Company shall pay Employee earned salary and bonuses as described in Section 12.3.1.

12.7.2 Within 30 days following the Employee’s termination date, the Company shall pay Employee a lump sum of nine (9) months’ salary as severance, using Employee’s salary as of the last date of his employment.

12.7.3 As a condition precedent to receipt of the benefits described in Sections 12.7.1 and 12.7.2, the Company and Employee will enter into the Advisory Agreement in the form attached hereto as Exhibit C (the “Advisory Agreement”). Employee’s failure to execute and deliver the Advisory Agreement within 10 days of the date of termination will release the Company from any obligation to provide any post-termination benefits set forth in the Agreement.

12.7.4 The provisions of Section 12.3.2 shall not apply to a resignation from employment concurrent to a request from the Board from the CEO governed by this Section 12.7.

12.7.5 As a condition precedent to receipt of the benefits described in Sections 12.7.1 through 12.7.2, and as a condition precedent to the Company entering into the Advisory Agreement described in Section 12.7.4, Employee must execute and deliver to the Company a full general Release of all claims, known and unknown, in the form attached to the Agreement as Exhibit B.

12.7.6 Employee shall deliver to the Board a letter of resignation from the Board effective as of the date of termination. Unless otherwise requested in writing by the CEO, such resignation will include Employee’s resignation as an employee and officer of the Company and as a member of the Board, as well as his resignation from any and all officerships, directorships or fiduciary positions with the Company or its affiliates.

12.7.7 Employee shall deliver to the Company a letter of resignation from his employment with the Company effective as of the date of termination. Employee is incurring a “separation from service” as such term is defined in Code Section 409A and the regulations thereunder.

12.7.8 So long as the Amended and Restated Voting Agreement dated as of March 7, 2012 by and among Employee, Mohammad Osman Rashid, the Company, certain other investors set forth therein, as such may be amended from time to time, (the “Voting Agreement”) remains in effect, with respect to a Common Director (as defined in the Voting Agreement), Employee agrees (i) to vote in favor of the election to the Board a candidate approved in writing by the CEO and (ii) to abstain from voting for any candidate except for a candidate approved in writing by the CEO.

Except as specifically described in this Amendment, the Agreement remains in full force and effect.

This Amendment is effective as of the date last signed by a party hereto as set forth below.

Signed by Employee:	/s/ Aayush Phumbhra	Date:	5/22/2012

Signed by Chegg, Inc.:

By:	/s/ Dan Rosensweig	Date:	5/22/2012

Name:	Dan Rosensweig

Title:	President and Chief Executive Officer

May     , 2012

Aayush Phumbhra Advisory Service Agreement

Dear Aayush:

On behalf of Chegg, Inc. (together with its subsidiaries, the “Company”), I would like to express our appreciation for your willingness to continue your service to Chegg as an advisor to the Company.

The terms of your arrangement with the Company are as set forth below in this Advisory Service Agreement (the “Agreement”):

1. Services.

(a) Performance. During your service, you agree to perform the services described on Exhibit A attached hereto. In addition, from time to time at the request of the Company, you will informally work with and advise the Company on other mutually agreed matters and projects. You need not wait for any specific meeting, however, to bring matters of importance or concern to our attention at any time. The services described in this paragraph 1(a) are collectively referred to as the “Services.”

(b) Compensation. As consideration for the Services hereunder, the Company will provide the compensation described on Exhibit A attached hereto. Any expenses incurred by you in performing the Services will be your sole responsibility, provided, however, that the company will pay for your monthly cell phone (if applicable), MiFI unit and internet services for the Ipad which are used to perform Services for the Company and, from time to time the Company will reimburse you for reasonable travel and lodging expenses incurred while performing other Services for the Company when the Company has agreed in advance to reimburse specific expenses. You will receive no royalty or other remuneration on the production or distribution of any products developed by the Company or by you in connection with or based upon the Services (“Products”). Please note that the Company must have a completed W-9 Form on file in order to process any payments.

2. Relationship of Parties. As of the date of this Agreement and during your tenure as an Advisor, you are an independent contractor and are not an agent or employee of, and you have no authority to bind, the Company by contract or otherwise. You will perform the Services under the general direction of the Company, but you will determine, in your sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that you shall at all times comply with applicable law. The Company has no right or authority to control the manner or means by which the Services are accomplished. You will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for the Company’s employees.

Aayush Phumbra

May     , 2012

3. Property of the Company.

(a) Definition. For the purposes of this Agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others which result from or relate to the Services.

(b) Assignment of Ownership. You hereby irrevocably transfer and assign any and all of its right, title, and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets and trademarks, to the Company. Designs and Materials will be the sole property of the Company and the Company will have the sole right to determine the treatment of any Designs and Materials, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name, or to follow any other procedure that the Company deems appropriate. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below. These obligations to disclose, assist, execute and keep confidential will survive any expiration or termination of this Agreement.

(c) Moral Rights Waiver. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. You hereby irrevocably transfer and assign to the Company any and all Moral Rights that you may have in any Services, Designs and Materials or Products. You also hereby forever waive and agree never to assert against the Company, its successors or licensees, any and all Moral Rights you may have in any Services, Designs and Materials or Products, even after expiration or termination of this Agreement.

4. Confidential Information. You acknowledge that you will acquire information and materials from the Company and knowledge about the business, products, programming techniques, experimental work, customers, clients and suppliers of the Company and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively “Confidential Information”). Confidential Information will not include, however, any information, which is or becomes part of the public domain through no fault of you or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. You further agree to take all action

Aayush Phumbra

May     , 2012

reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

5. Termination and Expiration.

(a) Term and Expiration. This Agreement will take effect immediately upon Employee’s resignation from employment with Chegg and the Chegg Board of Directors pursuant to Section 12.7 of the Employee’s Employment Agreement (as amended), provided that it has been executed by both parties no later than 10 days after the resignation date, so that the Employee’s service with the company is continuous and uninterrupted. Unless terminated earlier by breach as set out in subsection (b) below, this Agreement will expire 15 months from the effective date.

(b) Early Termination. This Agreement may be terminated by either Party for breach of this Agreement or any other Agreement between the parties, provided that the party alleging a breach gives the other Party written notice of the breach and 10 business days to remedy the breach.

(c) No Election of Remedies. The election by the Company to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

6. Effect of Expiration or Termination. Upon the expiration or termination of this Agreement for any reason:

(a) each party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement will not relieve you of its obligations under Sections 3, 4, 7, 8(b), 8(c) and 9, nor will expiration or termination relieve the Company of its obligation to pay you for your Services through the original term of this Agreement unless the Agreement is terminated due to your breach of its terms, nor will expiration or termination relieve you or the Company from any liability arising from any breach of this Agreement; and

(b) You will promptly notify the Company of all Confidential Information, including but not limited to the Designs and Materials, in your possession and, at your expense and in accordance with the Company’s instructions, will promptly deliver to the Company all such Confidential Information.

Aayush Phumbra

May     , 2012

7. Covenants.

(a) Competitive Activities. You will not during the term of this Agreement, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the business being conducted by the Company. You represent that you have no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with, or that would hinder your performance of your obligations under this Agreement.

(b) Pre-existing Obligations; Non-Infringement. You represent and warrant that (i) you are not under any pre-existing obligation inconsistent with the provisions of this Agreement, and (ii) that the Services performed under this Agreement, and any resulting Designs and Materials, will not infringe a patent, copyright or other proprietary right or violate a trade secret of any third party.

(c) Solicitation of Employment. You agree that you will not solicit the services of any of the employees of the Company during the term of this Agreement and for twelve (12) months thereafter.

8. General.

(a) Assignment. You may not assign your rights or delegate your duties under this Agreement either in whole or in part without the prior written consent of the Company. Any attempted assignment or delegation without such consent will be void.

(b) Equitable Remedies. Because the Services are personal and unique and because you will have access to Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

(c) Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

(d) Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

(e) Notices. Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address specified below or such other address as the party specifies in writing. Such notice will be effective upon its mailing as specified.

Aayush Phumbra

May     , 2012

(f) Complete Understanding; Modification. This Agreement constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company. We are delighted at the prospect of you assisting the Company!

Very truly yours,

Chegg, Inc.

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

By:
Name:

Aayush Phumbra

May     , 2012

EXHIBIT A

SERVICES AND COMPENSATION

Description of Services:

As Services to the Company as an Advisor, you will:

(1) Use Advisor’s reasonable efforts to perform consulting services as requested from time to time by the Company.

(2) Advise the Company on general strategic business as requested.

(3) Be available to the Company’s management for consultations by telephone, electronic mail or in person, as Advisor’s time and other business activities permit from time to time when members of the Company’s management may contact Advisor informally to provide advice relating to the Company’s business.

(4) Where applicable, provide the Company with access to Advisor’s network of contacts to further the Company’s business by, among other things, recommending and introducing key potential strategic business partners, employees and customers.

(5) Allow the Company to use Advisor’s name and summary biography in materials promoting the Company and its products or services, including its web site.

(6) Abide by the Company’s existing Code of Conduct.

(7) Advisor’s Services shall be limited to no more than ten (10) hours of Services per month, unless Advisor agrees in writing to extend the number of hours and is compensated for such additional hours. No compensation will be due unless the hours worked, excluding travel time, exceed an average of 10 hours per month over any four (4) month period.

(8) Advisor shall make all reasonable efforts to respond to Company’s request for assistance as soon as reasonable practicable.

Description of Compensation:

As compensation for the Services described above and in this Agreement, the Company will pay Advisor $5000 per month, payable monthly. Further, while providing the services outlined in this Agreement, Advisor will continue to vest the previously granted options to purchase the Company’s Common Stock under all previously granted options under the Company’s 2005 Stock Incentive Plan for so long as Advisor continues to provide Services to the Company hereunder. Advisor is also entitled to anti-dilution protection as approved by the board on February 15, 2012.

By signing this Exhibit A, and intending to be legally bound hereby, the undersigned hereby declare they have the authority to enter into this Exhibit A on behalf of their respective companies and/or themselves and they agree to the terms contained herein.

Authorized Signature	Authorized Signature

Print Name

Date

AMENDMENT TO THE EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) amends the Employment Agreement by and between Aayush Phumbhra (the “Employee”) and Chegg, Inc. (the “Company”) dated as of December 8, 2008, as amended by the Amendment to the Employment Agreement dated May 22, 2012, (the “Agreement”) shall be amended so that:

The following is hereby added to the end of the last sentence of Section 12.5.1 of the Agreement: “and provided further that if the 21-day period spans two calendar years, payment will commence in the second calendar year.”

Except as specifically described in this Amendment, the Agreement remains in full force and effect.

This Amendment is effective as of the date last signed by a party hereto as set forth below.

Signed by Employee:	/s/ Aayush Phumbhra	Date:	12/11/12

Signed by Chegg, Inc.:

By:	/s/ Andrew Brown	Date:	12/11/12

Name:	Andrew Brown

Title:	CFO